ALLSTATE FINANCIAL CORPORATION


                       Questions & Answers
                    About the Exchange Offer


The following are some of the questions that may come to mind when you read the accompanying offering materials. If you have any other questions, please call Craig Fishman at 703-931-2274.


                        November 28, 1995

1.   Why is Allstate making this offer?

     The principal purpose of the Exchange Offer is to increase stockholder value by giving holders of Allstate's common stock the opportunity to receive convertible subordinated Notes for their shares of common stock and to enable Allstate to acquire shares of its common stock at a price less than its current book value per share.


2.   Why should a stockholder participate in the Exchange Offer?

     Based on the closing price of Allstate's common stock on November 27, 1995, of $5.63 per share, the principal amount of the Notes to be received for shares of common stock accepted for tender ($6.35 per share) exceeds the current market price for such shares. In addition, a Note holder will receive a fixed return from the Notes and will have the flexibility to participate in potential future increases in the price of Allstate's stock by converting the Note back into shares of Allstate common stock at a later date.


3.   Will Allstate exchange all tendered shares?

     No. Allstate is only authorized to issue up to $2,162,000 principal amount of Notes. Therefore, Allstate will purchase up to that number of shares of common stock properly tendered pursuant to the Exchange Offer that would allow Allstate to issue Notes in an aggregate principal amount of up to $2,162,000. In the event shares of common stock in excess of that number are properly tendered, the Company will pro rate all shares tendered to it as described in the accompanying Offering Circular.


4. Is the Exchange Offer dependent on a minimum number of shares being tendered for exchange?

     No. There is no minimum amount of common stock required to be tendered or accepted in the Exchange Offer, except that only exchanges of 157.48 shares of common stock (or whole multiples thereof) will be accepted from each stockholder.


5.   Do I have to exchange my shares?

     No. Tendering your shares for exchange to Notes is a matter of choice. You must decide whether or not to exchange based on your own investment objectives and assessments.


6.   What happens if I choose to not participate in the Exchange
     Offer?

     The Exchange Offer is voluntary and non-tendering holders will continue to have their existing rights and privileges as common stockholders.


7.   What are my alternatives concerning the Exchange Offer?

     Stockholders can, among other things, (i) tender all or some of their common shares in the Exchange Offer; (ii) sell their common stock in the open market; or (iii) continue to hold their common stock.


8. Can common stockholders expect to receive dividends on the common stock in the near future?

     Since 1989, Allstate has never paid, and has no current intention to pay, dividends on its common stock.

9.   What are the pro-forma effects of the Exchange Offer?

     If the maximum amount of Notes is issued pursuant to the Exchange Offer, Allstate would realize a reduction in its common stockholders equity of approximately $2,162,000. Book value per common share would increase from $9.90 to $10.19 as of September 30, 1995.

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10.  Assuming my stock certificate(s) are registered in my name, how do I complete the Letter of Transmittal?

     (a) In the large block on page 7 of the Letter of Transmittal, provide your name, address, certificate number and number of shares.

     (b) Sign and date the letter and provide the rest of the information in the area captioned "Please Sign Here" on page
     5.

     (c) Deliver the completed letter, together with all your stock certificate(s) to Shawmut Bank Connecticut, National
     Association as Exchange Agent at the location shown on the first page of the letter.


11.  Why do I have to fill out a substitute form W-9?

     Internal Revenue Service regulations require 20% withholding unless you certify that you are not subject to such withholding by providing your social security number or employer identification number.


12.  When will I receive my Note?

     As soon as practical after the close of the Exchange Offer and after receipt by the Exchange Agent of a properly executed Letter of Transmittal and stock certificate(s), Notes, stock certificates and checks will be issued to stockholders whose shares are exchanged in the Exchange Offer.


13.  How much time do I have to accept the Exchange Offer?

     The Exchange Offer expires on January 12, 1996 at 5:00 p.m.,
     New York City time, unless extended by Allstate. Your Letter of Transmittal must be delivered to the Exchange Agent by that date and time.


14.  If I have lost my stock certificate(s), what should I do?

     You may still accept the Exchange Offer even if you have lost your stock certificate(s). All you have to do is complete the Letter of Transmittal, forward it to the Exchange Agent, stating that you have lost your stock certificate(s). The Exchange Agent will send you an affidavit and indemnity which you must promptly complete and return so that a replacement certificate can be issued.